Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Beacon Roofing Supply, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated November 22, 2016 with respect to the consolidated financial statements of Beacon Roofing Supply, Inc., and the effectiveness of internal control over financial reporting of Beacon Roofing Supply, Inc., included in its Annual Report on Form 10-K for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

September 18, 2017